Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. ACQUIRES WOLFERMAN’S,

LEADING MULTI-CHANNEL MARKETER OF GIFTABLE PREMIUM

BREAKFAST PRODUCTS

MEDFORD, Oregon, January 15, 2008 – Harry & David Holdings, Inc. announced today that it has acquired Wolferman’s from Williams Foods, Inc., a privately-held producer of dry seasonings and direct marketer of premium specialty food gifts.

Founded in 1888, Wolferman’s is a well-established brand known for its distinctive and giftable English muffins and other fine breakfast products sold through its catalogs and e-commerce website. The Company’s signature product is a market-leading premium English muffin, which has been produced using the same recipe since 1910. The Company also markets a wide variety of specialty breads, breakfast pastries, desserts and gourmet toppings, primarily as part of its gift basket sets. Wolferman’s generated sales of approximately $28 million in 2007.

“We are delighted to be adding the Wolferman’s® brand, its great heritage and its exceptionally delicious English muffins,” said Bill Williams, President and Chief Executive Officer, Harry & David Holdings. “With a rich history of selling only the finest products and a loyal customer base, the two companies’ brands are very complementary. This acquisition will leverage Harry and David’s infrastructure and create strong marketing synergies for both companies. We see a significant growth opportunity to expand Wolferman’s direct marketing, Internet and wholesale businesses. “

“This is a tremendous opportunity for Wolferman’s,” said Conrad Hock, Jr., President and Chief Executive Officer, Williams Foods, Inc. “Harry & David’s deep commitment to quality and customer service will enable Wolferman’s to continue creating ‘Good Things to Eat’—founder Louis Wolferman’s motto—and making them available to a much broader consumer base.”

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry and David® brand.

About Wolferman’s

Founded in 1888, Wolferman’s is a direct marketer and wholesaler of premium specialty foods and gifts, such as English muffins, tea breads, breakfast pastries, jams and other specialty products. The Company started making its signature Wolferman’s® English muffins in 1910 and, today, sells its products primarily through its catalog and e-commerce website, as well as through foodservice and retail channels.

CONTACTS:

Company Contact	Media Contact	Investor Relations Contact
Steve O’Connell, CFO	Bill Ihle, EVP Corp. Relations	John Mills/Christine Lumpkins
Harry & David Holdings, Inc.	Harry & David Holdings, Inc.	Integrated Corporate Relations, Inc.
soconnell@harryanddavid.com	bihle@harryanddavid.com	jmills@icrinc.com
(541) 864-2164	(541) 864-2145	clumpkins@icrinc.com
(310) 954-1100

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